As filed with the Securities and Exchange Commission on December 21, 2009
No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLEARWIRE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	56-2408571
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4400 Carillon Point
Kirkland, Washington 98033
(425) 216-7600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Broady R. Hodder
Senior Vice President and General Counsel
Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
(425) 216-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joshua N. Korff
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
(212) 446-4800

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Share(1)	Offering Price(1)	Fee
Class A Common Stock, par value $0.0001 per share	102,001,389	$6.72	$685,449,334.08	$48,872.54
Class A Common Stock, par value $0.0001 per share, issuable upon the conversion of Class B Common Stock of the registrant and Class B Common Interests of its subsidiary, Clearwire Communications, LLC	734,238,872	$6.72	$4,934,085,219.84	$351,800.28

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low price of the registrant’s common stock on December 17, 2009, as reported on the NASDAQ Global Select Market.

PROSPECTUS

836,240,261 Shares

Clearwire Corporation

Class A Common Stock

This prospectus relates to the offer and sale from time to time of up to 836,240,261 shares of Clearwire Corporation Class A Common Stock, $0.0001 par value per share, which we refer to as Class A Common Stock, by the selling stockholders identified in this prospectus or in supplements to this prospectus. See “Selling Stockholders.” Of these shares, 102,001,389 shares are outstanding shares of Class A Common Stock held by the selling stockholders and 734,238,872 shares are shares of Class A Common Stock issuable upon the conversion of (i) shares of our Class B Common Stock, par value $0.0001 per share, which we refer to as Class B Common Stock, together with (ii) Class B non-voting common interests in our subsidiary, Clearwire Communications, LLC, which we refer to as Clearwire Communications Class B Common Interests. See “Description of Capital Stock.” We are required to file this registration statement, of which this prospectus is a part, under the terms of a registration rights agreement dated November 28, 2008, which we refer to as the Registration Rights Agreement, with the selling stockholders. The registration of the shares of Class A Common Stock to which this prospectus relates does not require the selling stockholders to sell any of their shares of our Class A Common Stock nor does it require us to issue any shares of Class A Common Stock.

We will not receive any proceeds from the sale of the shares by the selling stockholders. We have agreed to pay certain registration expenses, other than transfer taxes and brokerage and underwriting discounts and commissions. The selling stockholders from time to time may offer and sell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution.”

Before you invest, you should read this prospectus, any prospectus supplement, as well as the risks described in the documents incorporated by reference.

You should consider carefully the risk factors beginning on page 6 of this prospectus before you invest in any of our Class A Common Stock.

Our Class A Common Stock is listed on the NASDAQ Global Select Market, which we refer to as NASDAQ, under the symbol “CLWR.” On December 18, 2009, the closing sales price of our Class A Common Stock as reported on NASDAQ was $6.95 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2009

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling stockholders may from time to time sell the shares of Class A Common Stock described in this prospectus in one or more offerings. When the selling stockholders sell Class A Common Stock under this prospectus, such selling stockholders may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

As permitted under the rules of the SEC this prospectus incorporates important business information about Clearwire Corporation that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in or incorporated by reference into this prospectus. You should assume that the information contained in or incorporated by reference into this prospectus is accurate only as of any date on the front cover of this prospectus or the date of the document incorporated by reference, as applicable, regardless of the time of delivery of this prospectus or any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer of these securities in any state where the offer is not permitted.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “continue,” “initiative” or “anticipates” or similar expressions that concern our prospects, objectives, strategies, plans or intentions. All statements made relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to the impact of existing or proposed laws or regulations described in this prospectus are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from the forward- looking statements we make in this prospectus include, among others:

•	the availability of additional financing on acceptable terms or at all;

•	our ability to successfully integrate the operations, technologies, products and services of Old Clearwire and the Sprint WiMAX Business;

•	the costs and business risks associated with deploying our network and offering products and services utilizing 4G mobile WiMAX technology;

•	the ability of third-party suppliers, software developers and other vendors to perform requirements and satisfy obligations necessary to create products and software designed to support desired features and functionality under agreements with us;

•	the impact of adverse network performance;

•	actions by regulatory agencies;

•	competition in the industry and markets in which we operate;

•	our ability to comply with operating and financial restrictions and covenants in our debt agreements;

•	our ability to attract and retain skilled personnel;

•	potential future downgrades in our debt ratings that may adversely affect our cost of borrowing and related margins, liquidity, competitive position and access to capital markets;

•	changes or advances in technology in general;

•	the risks referenced in the sections of our Form 10-K, and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2009 and September 30, 2009 titled “Risk Factors;” and

•	other risks referenced in the section of this prospectus titled “Risk Factors.”

Some of the important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

We do not undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

ii

EXPLANATORY NOTE

On November 28, 2008, Clearwire Corporation (f/k/a New Clearwire Corporation), which we refer to as Clearwire or the Company, completed the transactions contemplated by the Transaction Agreement and Plan of Merger, which we refer to as the Transaction Agreement, dated as of May 7, 2008 (as amended by Amendment No. 1 to the Transaction Agreement, dated as of November 21, 2008), by and among the former Clearwire Corporation (which, upon consummation of the transactions contemplated by the Transaction Agreement, which we refer to as the Transactions, became Clearwire Legacy LLC), which we refer to as Old Clearwire, Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable Inc., Bright House Networks, LLC, Google Inc. and Intel Corporation. For accounting purposes, the Transactions are treated as a reverse acquisition, with the assets and operations of the IEEE mobile Worldwide Interoperability of Microwave Access 802.16e-2005, which we refer to as 4G mobile WiMAX, business contributed from Sprint, which we refer to as the Sprint WiMAX Business, deemed to be the accounting acquirer. As a result, the financial results of Old Clearwire prior to November 29, 2008, are not included as part of the Company’s reported financial statements (although they are incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, which we refer to as our Form 10-K). The historical financial results of the Company prior to November 29, 2008 are those of the Sprint WiMAX Business (see Note 1 of the Notes to our consolidated financial statements incorporated by reference to our Form 10-K). In this prospectus, we refer to Sprint Nextel Corporation and its affiliates as Sprint; we refer to Comcast Corporation and its affiliates as Comcast; we refer to Intel Corporation and its affiliates as Intel; we refer to Time Warner Cable Inc. and its affiliates as Time Warner Cable; we refer to Bright House Networks, LLC and its affiliates as Bright House Networks; and we refer to Eagle River Holdings, LLC as Eagle River. We refer to Comcast, Time Warner Cable, Bright House Networks and Google collectively as the Strategic Investors, and to the Strategic Investors together with Intel as the Investors. We refer to Sprint, Comcast, Time Warner Cable, Intel, Bright House Networks and Eagle River collectively as the Participating Equityholders. We refer to Sprint, Comcast, Time Warner Cable and Bright House Networks collectively as the Wholesale Partners. Except as otherwise noted, all references to “we,” “us,” or “our,” refer to Clearwire and its consolidated subsidiaries.

iii

SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our historical consolidated financial statements and related notes incorporated by reference to our Form 10-K.

Company Overview

We are the largest provider of next generation wireless broadband networks and services in the United States and one of the largest providers in the world. We build and operate wireless broadband networks that provide entire communities with high-speed residential and mobile Internet access services and residential voice services. Our wireless broadband networks not only create a new communications channel into the home or office, but also provide a broadband connection anytime and anywhere within our coverage area. We are the first mobile broadband service provider to launch service in the United States based on 4G mobile WiMAX. The 4G mobile WiMAX standard builds off of the 802.11 standards, commonly referred to as Wi-Fi, and facilitates fourth generation wireless services, which are commonly referred to in the wireless industry as 4G services. Our 4G mobile WiMAX networks offer our customers substantially higher mobile data bandwidth than is currently available from the 3G networks (including evolution data optimized and high speed packet access) operated by the incumbent wireless carriers in the United States We also hold the largest spectrum position of any wireless service provider in the United States with an average spectrum depth of over 120 MHz across our national spectrum footprint. Our spectrum is in the 2.5 GHz band, which is uniquely suited for use in our 4G mobile WiMAX network. We believe the combination of our extensive spectrum position with our 4G mobile WiMAX network technology provides us with a competitive advantage in the delivery of wireless broadband services.

As of September 30, 2009, we operated in 50 markets in the United States and 4 markets in Europe, covering an estimated 25.4 million people, and had approximately 555,000 subscribers. We operated 4G mobile WiMAX networks in 14 of our markets in the United States as of September 30, 2009, covering an estimated population of 10.1 million people, also as of September 30, 2009. These markets include Portland, Oregon, Atlanta, Las Vegas and Baltimore.

We launched two additional markets on our 4G mobile WiMAX networks on October 1, 2009. In early November, we launched new 4G mobile WiMAX markets in Chicago, Philadelphia, Dallas, San Antonio and Austin, Texas and converted our Charlotte, Raleigh and Greensboro, North Carolina markets to our 4G mobile WiMAX networks. In late November, we launched new 4G mobile WiMAX markets in Honolulu and Seattle.

In each of our 4G mobile WiMAX markets, we offer our services both on a retail basis and through our Wholesale Partners. As of September 30, 2009, our other 40 markets continued to operate with a pre-WiMAX network. Our pre-WiMAX technology is based on a proprietary set of technical standards and offers higher broadband speeds than traditional wireless carriers, but lacks the mobile functionality of 4G mobile WiMAX. We recently converted 10 of our pre-WiMAX markets in the United States to 4G mobile WiMAX under the CLEARtm brand, and we intend to upgrade our remaining pre-WiMAX markets in the United States to 4G mobile WiMAX technology over the next two years. In addition, we have plans to launch 4G mobile WiMAX services in large metropolitan areas in the United States, including Boston, Houston, New York, San Francisco and Washington, D.C. by the end of 2010. We expect that the combination of our new market deployments and existing market conversions will allow us to cover as many as 120 million people in over 80 markets with our 4G mobile WiMAX networks by the end of 2010. The timing and extent of our new market roll outs will largely be determined by our performance in our launched markets and our access to additional funding, including the closing of the Private Placement (as defined and discussed below under “— Recent Developments”). Additionally, at least one of our Wholesale Partners is offering or will offer a branded version of our 4G services in each of our 4G mobile WiMAX markets.

We believe customers are attracted to our wireless broadband services because our services are:

•	Mobile: Unlike wireline network customers, our customers have the ability to access our networks from anywhere within our coverage area.

•	Simple: Our services are easy to acquire and use, with little or no professional installation typically required.

•	Fast: We offer connectivity speeds that typically exceed cellular networks and we believe offer a competitive alternative to wireline broadband offerings.

•	Reliable: We use licensed radio frequencies, or spectrum, which enables us to minimize interference common on certain wireless networks that use unlicensed or shared radio frequencies.

•	Affordable: We offer a value proposition that is competitive while recognizing the unique benefits of our service offerings.

We believe that our historical subscriber growth rates reflect the mass market appeal and robust customer demand for our differentiated services.

Recent Developments

The Investment Agreement

General

On November 9, 2009, the Company and Clearwire Communications LLC, which we refer to as Clearwire Communications, entered into an investment agreement, which we refer to as the Investment Agreement, with each of the Participating Equityholders. The Investment Agreement sets forth the terms of the transactions pursuant to which the Participating Equityholders will invest in the Company and Clearwire Communications an aggregate of approximately $1.564 billion in cash, which investment we refer to as the Private Placement, and the investment by certain of the Participating Equityholders in the 12% Senior Secured Notes due 2015 of Clearwire Communications and Clearwire Finance, Inc., which we refer to as the Notes, in replacement of equal amounts of indebtedness under our senior term loan facility, which investment we refer to as the Rollover Transactions, as further discussed below. We collectively refer to the Private Placement and the Rollover Transactions as the Equityholder Investments. We received approximately $1.057 billion of the proceeds from the first closing of the Private Placement on November 13, 2009. We refer to this closing as the First Investment Closing. We received approximately $440 million of the proceeds from the second closing of the Private Placement on December 21, 2009. We refer to this closing as the Second Investment Closing.

We intend to use the aggregate of approximately $1.564 billion of proceeds from the Private Placement and any proceeds of the rights offering (which is described below) for general corporate purposes, including the deployment of our 4G mobile WiMAX network, and to pay fees and expenses associated with the rights offering and the Equityholder Investments. The closing of the Private Placement is subject to certain customary closing conditions.

The Private Placement

In the Private Placement, the Participating Equityholders will invest in Clearwire Communications a total of approximately $1.564 billion in exchange for voting equity interests in Clearwire Communications, which we refer to as Clearwire Communications Voting Interests, and Clearwire Communications Class B Common Interests, in the following amounts:

•	Sprint will contribute approximately $1.176 billion, in the aggregate, to Clearwire Communications in exchange for 160,436,562 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $794.9 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $331.1 million of which was contributed at the Second Investment Closing on December 21, 2009;

•	Comcast will contribute approximately $196 million, in the aggregate, to Clearwire Communications in exchange for 26,739,427 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $132.5 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $55.2 million of which was contributed at the Second Investment Closing on December 21, 2009;

•	Time Warner Cable will contribute approximately $103 million, in the aggregate, to Clearwire Communications in exchange for 14,051,841 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $69.6 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $29.0 million of which was contributed at the Second Investment Closing on December 21, 2009;

•	Bright House Networks will contribute approximately $19 million, in the aggregate, to Clearwire Communications in exchange for 2,592,087 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $12.8 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $5.3 million of which was contributed at the Second Investment Closing on December 21, 2009;

•	Intel will contribute approximately $50 million, in the aggregate, to Clearwire Communications in exchange for 6,821,282 Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $33.8 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $14.1 million of which was contributed at the Second Investment Closing on December 21, 2009; and

•	Eagle River will contribute approximately $20 million, in the aggregate, to Clearwire Communications in exchange for 2,728,512 Common Interests and the same number of Clearwire Communications Voting Interests, approximately $13.5 million of which was contributed on November 13, 2009 at the First Investment Closing and approximately $5.6 million of which was contributed at the Second Investment Closing on December 21, 2009.

Immediately following the receipt by the Participating Equityholders of Clearwire Communications Voting Interests and Clearwire Communications Class B Common Interests, each of the Participating Equityholders will contribute to the Company its Clearwire Communications Voting Interests in exchange for an equal number of shares of Class B Common Stock.

Immediately after the consummation of the Private Placement, Sprint will own approximately 56.6% of the Company’s outstanding voting power, Comcast will own approximately 9.4% of the Company’s outstanding voting power, Time Warner Cable will own approximately 4.9% of the Company’s outstanding voting power, Bright House Networks will own approximately 0.9% of the Company’s outstanding voting power, Intel will own approximately 10.9% of the Company’s outstanding voting power and Eagle River will own approximately 4.1% of the Company’s outstanding voting power, including the equity to be issued to Sprint in payment of half of Sprint’s Over-Allotment Fee in connection with the Third Investment Closing (as described below).

Although the Participating Equityholders and Google, which hold a majority of the voting power of the Company, have approved these transactions by a written consent, under the United States securities laws and applicable NASDAQ rules, the actions authorized by the written consent were not permitted to be taken until 20 calendar days had elapsed since the mailing of an information statement describing the Equityholder Investments, the rights offering and other related matters to the Company’s stockholders. Due to this delay, the Participating Equityholders purchased an aggregate of approximately $1.057 billion of the Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests, pro rata based on their respective investment amounts set forth above, in the First Investment Closing. This was the maximum amount permitted by the NASDAQ rules prior to the effectiveness of the written consent of Google and the Participating Equityholders. The Participating Equityholders purchased an aggregate of approximately $440 million of Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests in the Second Investment Closing on December 21, 2009, one business day following the date on which such purchase was permitted by NASDAQ rules and applicable law. The remaining approximately $66 million of the Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests will be purchased after the Company and Clearwire Communications provide certain financial information to Sprint for use in its financial reporting with respect to the fiscal year ending December 31, 2009, assuming satisfaction of other applicable closing conditions. We expect that purchase to occur during the first quarter of 2010. We refer to the consummation of this purchase as the Third Investment Closing.

Under the Investment Agreement, in exchange for the purchase by Sprint, Comcast, Time Warner Cable and Bright House Networks of Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests in amounts exceeding certain amounts stipulated in the Investment Agreement, Clearwire Communications agreed to pay a fee, which we refer to as an Over-Allotment Fee, in installments at each of the Second Investment Closing and Third Investment Closing, equal to the following amounts in the aggregate:

Investor	Over Allotment Fee

Sprint	$18,878,934
Comcast	$3,135,911
Time Warner Cable	$1,659,287
Bright House Networks	$315,325

At the Second Investment Closing, Clearwire Communications delivered the applicable Over-Allotment Fee to Sprint, half in cash and half in Clearwire Communications Class B Common Interests valued at $7.33 per interest and an equal number of Clearwire Communications Voting Interests, and to Comcast, Time Warner Cable and Bright House Networks in cash. At the Third Investment Closing, Clearwire Communications will deliver the applicable Over-Allotment Fee to the applicable Participating Equityholder, at such Participating Equityholder’s option, in Clearwire Communications Class B Common Interests valued at $7.33 per interest and an equal number of Clearwire Communications Voting Interests, or in cash. Sprint has agreed that it will also accept at least half of this Over-Allotment Fee in Clearwire Communications Class B Common Interests and an equal number of Clearwire Communications Voting Interests. Immediately following the receipt by the Participating Equityholders of Clearwire Communications Voting Interests and Clearwire Communications Class B Common Interests in payment of an Over-Allotment Fee, each of the Participating Equityholders will contribute to the Company its Clearwire Communications Voting Interests in exchange for an equal number of shares of Class B Common Stock.

The Rollover Transactions

On November 24, 2009 Clearwire Communications completed an offering of approximately $1.85 billion of its Notes and priced a supplemental offering of an additional $920 million of its Notes, which offering was consummated on December 9, 2009. Pursuant to the terms of the Investment Agreement, each of Sprint and Comcast, each of which we refer to as a Rollover Investor, purchased in the offering Notes with an aggregate issue price equal to the aggregate principal amount, together with accrued and unpaid interest and fees and any other amounts, owing to such Rollover Investor under our senior term loan facility, which we refer to as the Rollover Amount.

On November 24, 2009, the Rollover Transactions were consummated, with Clearwire Communications issuing to Sprint and Comcast an aggregate principal amount of Notes equal to approximately $184.1 million and $68.4 million, respectively, in full satisfaction of our obligations under our senior term loan facility. Pursuant to the terms of the Investment Agreement, upon the consummation of the Rollover Transactions, we paid a fee in cash to each of Sprint and Comcast in the amount of approximately $5.4 million and approximately $2.0 million, respectively.

The Rights Offering

Under the Investment Agreement, the Company has agreed to conduct a rights offering pursuant to which rights to purchase shares of Class A Common Stock will be granted to all holders of the Class A Common Stock, which we refer to as the rights offering. As soon as reasonably practicable after the effectiveness under the Securities Act of 1933, as amended, which we refer to as the Securities Act, of the registration statement relating to the rights offering, the Company will distribute at no charge, to all holders of the Class A Common Stock as of the applicable record date, one right to subscribe for shares of Class A Common Stock for each share of Class A Common Stock held by such holder as of the record date. Each right will be exercisable for approximately 0.4336 shares of Class A Common Stock at a subscription price of $7.33 per share. The rights will be exercisable and freely transferable by holders for six months following the distribution of the rights following the effective date of the registration statements relating to the rights offering. The Company expects that the rights will be detachable and tradable on NASDAQ. The Participating Equityholders and Google on their own behalf have agreed not to exercise or transfer any rights they receive pursuant to the rights offering, subject to limited exceptions.

The Offering

Background	In connection with the Transactions, we entered into the Registration Rights Agreement with the selling stockholders. Pursuant to the Registration Rights Agreement, we agreed, among other things, to file a shelf registration statement covering the resale on a delayed or continuous basis of the Class A Common Stock held by the selling stockholders, including Class A Common Stock issuable upon conversion or exchange of other securities of the Company.

Class A Common Stock Offered by the Selling Stockholders	836,240,261 shares of Class A Common Stock, of which 102,001,389 shares are outstanding shares of Class A Common Stock held by the selling stockholders and 734,238,872 shares are shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock together with Clearwire Communications Class B Common Interests.

Use of Proceeds	All of the shares of Class A Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

NASDAQ Global Select Market Symbol	“CLWR.”

Risk Factors

Before you invest in our Class A Common Stock, you should be aware that there are various risks associated with your investment, including the risks described in the section entitled “Risk Factors” beginning on page 6, the risk factors set forth in our Form 10-K, the risk factors set forth in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009, the other documents incorporated by reference herein and the risks that we have highlighted in other sections of this prospectus. You should carefully read and consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our Class A Common Stock.

General Information About This Prospectus

We own or have rights to trademarks, service marks, copyrights and trade names that we use in conjunction with the operation of our business including, without limitation, Cleartm, Clearwire®, and XOHMtm. This prospectus also includes trademarks, service marks and trade names of other companies, including, without limitation, Sprint®. Each trademark, service mark or trade name of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties’ trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of the trademark, service mark or trade name owner. See the risk factors in our Form 10-K for further information.

Our Corporate Information

We are a Delaware corporation. Our principal executive offices are located at 4400 Carillon Point, Kirkland, Washington 98033, and our telephone number is (425) 216-7600. Our website address is http://www.clearwire.com. information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

RISK FACTORS

Investing in shares of our Class A Common Stock involves a high degree of risk. Before investing in our Class A Common Stock you should consider carefully the following risks, together with the financial and other information contained in this prospectus and the other documents incorporated herein by reference. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be adversely affected. In that case, the trading price of our Class A Common Stock would likely decline and you may lose all or a part of your investment.

Risks Related to Our Business

If we fail to maintain adequate internal controls, or if we experience difficulties in implementing new or revised controls, our business and operating results could be harmed.

Effective internal controls are necessary for us to provide accurate and complete financial reports and to effectively prevent fraud. If we cannot provide reasonable assurance with respect to our financial reports and effectively prevent fraud, our operating results could be harmed. The Sarbanes-Oxley Act of 2002 requires us to furnish a report by management on internal control over financial reporting, including managements’ assessment of the effectiveness of such control. If we fail to maintain adequate internal controls, or if we experience difficulties in implementing new or revised controls, our business and operating results could be harmed or we could fail to meet our reporting obligations.

For example, during the quarter ended September 30, 2009, we changed procedures related to the assembly, shipment, and storage of equipment used in constructing our WiMAX network. These changes were generally made with the objective of better managing the increased volume of equipment shipments to a large number of markets as required to meet our network deployment targets. Procedures were developed to improve flexibility in getting equipment deployed to markets. More warehouses were placed in service, and we engaged outsource vendors. However, the new procedures did not adequately provide for timely updating and maintenance of the books of record for equipment inventory.

Management is currently evaluating whether the collective deficiencies in these procedures constitutes a material weakness in internal control over financial reporting. Upon identifying the problem, we began undertaking various mitigation and remediation steps to improve the controls and update the books of record. As a result of these steps, management believes the control weakness has not resulted in material misstatements of the financial statements in the current or previous reporting periods. Management expects that ongoing remediation efforts will rectify the control weakness before year end.

The ability of Clearwire to use its net operating losses to offset its income and gain is subject to limitation. If use of its net operating losses are limited, there is an increased likelihood that Clearwire Communications will be required to make a tax distribution to Clearwire.

Any limitation on the ability of Clearwire to use its net operating losses, which we refer to as NOLs, to offset income allocable to Clearwire increases the likelihood that Clearwire Communications will be required to make a tax distribution to Clearwire and the other members of Clearwire Communications. If Clearwire Communications does not have sufficient liquidity to make those distributions, it may be forced to borrow funds, issue equity or sell assets on terms that are unfavorable to Clearwire Communications. Sales of assets in order to enable Clearwire Communications to make the necessary distributions could further increase the tax liability of Clearwire, resulting in the need to make additional distributions and possible additional tax loans to Sprint.

At present, Clearwire has substantial NOLs for United States federal income tax purposes. In particular, we believe that Clearwire’s cumulative tax loss as of September 30, 2009, for United States federal income tax purposes, was approximately $1.5 billion. A portion of Clearwire’s NOLs is subject to certain annual limitations imposed under Section 382 of the Internal Revenue Code of 1986, which we refer to as the Code. Subject to the existing Section 382 limitations, and the possibility that further limitations under Sections 382 and 384 may arise after the Closing (as a result of the rights offering or other future transactions), Clearwire’s NOLs generally will be available to offset items of income and gain allocated to Clearwire by Clearwire Communications.

The use by Clearwire of its NOLs may be further limited if Clearwire is affected by an “ownership change,” within the meaning of Section 382 of the Code. Broadly, Clearwire will have an ownership change if, over a three year period, the portion of the stock of Clearwire, by value, owned by one or more “five-percent stockholders” increases by more than 50 percentage points. Clearwire believes that the rights offering may cause an ownership change. An exchange by an Investor or Sprint of Clearwire Communications Class B Common Interests and Class B Common Stock for Class A Common Stock may also cause or contribute to an ownership change of Clearwire. Clearwire has no control over the timing of any such exchange. If Clearwire undergoes an ownership change, then the amount of the pre-ownership change NOLs of Clearwire that may be used to offset income of Clearwire arising in each taxable year after the ownership change generally will be limited to the product of the fair market value of the stock of Clearwire at the time of the ownership change and a specified rate based on long-term tax exempt bond yields.

Separately, under Section 384 of the Code, Clearwire may not be permitted to offset built-in gain in assets acquired by it in certain tax-free transactions, if the gain is recognized within five years of the acquisition of the built-in gain assets, with NOLs arising before the acquisition of the built-in gain assets. Section 384 may apply to built-in gain to which Clearwire succeeds in the case of a holding company exchange by an Investor or Sprint.

Risks Related to our Common Stock

Sprint, Eagle River and the Investors are our largest stockholders, and as a result they together effectively have control over us and may have actual or potential interests that may diverge from yours.

Sprint, Eagle River and the Investors own a majority of the voting power of our Class A Common Stock and Class B Common Stock, and which we refer to together as our Common Stock. Sprint, Eagle River and the Investors may have interests that diverge from those of other holders of our capital stock. Each of Sprint, Eagle River and the Investors are a party to the equityholders’ agreement, dated November 28, 2008, entered into with us, which we refer to as the Equityholders’ Agreement, which requires, among other things, the approval of:

•	75% of the voting power of all outstanding stock of Clearwire for certain actions, including any merger, consolidation, share exchange or similar transaction and any issuance of capital stock that would constitute a change of control of Clearwire or Clearwire Communications;

•	each of Sprint, Intel and the representative for the Strategic Investors, as a group, so long as each of Sprint, Intel and the Strategic Investors, as a group, owns securities representing at least 5% of the outstanding voting power of Clearwire, in order to:

•	amend our Amended and Restated Certificate of Incorporation, which we refer to as the Clearwire Charter, the bylaws of Clearwire, which we refer to as the Clearwire Bylaws, or the amended and restated operating agreement, which we refer to as the Operating Agreement, governing Clearwire Communications;

•	change the size of the board of directors of the Company;

•	liquidate Clearwire or Clearwire Communications or declare the bankruptcy of Clearwire or its material subsidiaries;

•	effect any material capital reorganization of Clearwire or any of its material subsidiaries, other than a financial transaction (including securities issuances) in the ordinary course of business;

•	take any action that could cause Clearwire Communications or any of its material subsidiaries to be taxed as a corporation for federal income tax purposes; and

•	subject to certain exceptions, issue any Class B Common Stock or any equity interests of Clearwire Communications;

•	Eagle River, for so long as Eagle River owns at least 50% of the shares of Common Stock received by it in the Transactions and the proposed action would disproportionately and adversely affect Eagle River, the public stockholders of Clearwire or Clearwire in its capacity as a member of Clearwire Communications, in order to amend the Clearwire Charter, the Clearwire Bylaws or the Operating Agreement or to change the size of the board of directors of the Company; and

•	each of Sprint, Intel and the Strategic Investors, as a group, so long as each of Sprint, Intel and the Strategic Investors, as a group, respectively, owns both (1) at least 50% of the number of shares of Common Stock received by it in the Transactions and (2) securities representing at least 5% of the outstanding voting power of Clearwire, in order for Clearwire to enter into a transaction involving the sale of a certain percentage of the consolidated assets of Clearwire and its subsidiaries to, or the merger of Clearwire with, certain specified competitors of Sprint, Intel and the Strategic Investors.

The Equityholders’ Agreement also contains provisions related to restrictions on transfer of Common Stock, rights of first offer and preemptive rights.

As a result, Sprint, Eagle River and the Investors may be able to cause us to take, or prevent us from taking, actions that may conflict with your best interests as a stockholder, which could adversely affect our results of operations and the trading price of our Class A Common Stock.

Clearwire and its subsidiaries may be considered subsidiaries of Sprint under certain of Sprint’s agreements relating to its indebtedness.

Sprint owns approximately 57% of the voting power of Clearwire, assuming the consummation of the Third Investment Closing, which has not yet occurred and which remains subject to the satisfaction of applicable closing conditions, and including the equity to be issued to Sprint in payment of half of Sprint’s Over-Allotment Fee in connection with the Third Investment Closing. As a result, Clearwire and its subsidiaries may be considered subsidiaries of Sprint under certain of Sprint’s agreements relating to its indebtedness. Those agreements govern the incurrence of indebtedness and certain other activities of Sprint’s subsidiaries. Thus, our actions may result in a violation of covenants in Sprint’s debt obligations, which may cause Sprint’s lenders to declare due and payable all of Sprint’s outstanding loan obligations, thereby severely harming Sprint’s financial condition, operations and prospects for growth. The determination of whether or not we would be considered a subsidiary under Sprint’s debt agreements is complex and subject to interpretation. Under the Equityholders’ Agreement, described elsewhere in this prospectus, if we intend to take any action that may be prohibited under the terms of certain Sprint debt agreements, then Sprint will be obligated to deliver to us an officer’s certificate, which we refer to as a Compliance Certificate, and legal opinion from a nationally recognized law firm stating that our proposed actions do not violate those debt agreements. If Sprint notifies us that it cannot deliver the Compliance Certificate and legal opinion, Sprint will be obligated to take certain actions to ensure that we are no longer considered a subsidiary under its debt agreements. These actions may include surrendering board seats and voting stock. The unusual nature of this arrangement may make it more difficult for us to obtain financing on favorable terms or at all. Moreover, regardless of whether we receive a Compliance Certificate and legal opinion as described above, we cannot be sure our actions will not violate Sprint’s debt covenants, and, if there is a violation, that Sprint’s lenders will waive such non-compliance and forbear from enforcing their rights, which could include accelerated collection of Sprint’s obligations.

Clearwire is a “controlled company” within the meaning of the NASDAQ Marketplace Rules and relies on exemptions from certain corporate governance requirements.

Sprint beneficially owns approximately 57% of the voting power of Clearwire, assuming the consummation of the Third Investment Closing, which has not yet occurred and which remains subject to the satisfaction of applicable closing conditions, and not including any shares that may be issued in respect of Over-Allotment Fees pursuant to the Third Investment Closing. In addition, the Investors collectively own approximately 30% and Eagle River owns approximately 4% of the voting power of Clearwire, in each case assuming the consummation of the Third Investment Closing, which has not yet occurred and which remains subject to the satisfaction of applicable closing conditions, and not including any shares that may be issued in respect of Over-Allotment Fees pursuant to the Third Investment Closing. The Equityholders’ Agreement governs the voting of shares of the Common Stock held by each of the parties thereto in certain circumstances, including with respect to the election of the individuals nominated to the board of directors of the Company by Sprint, Eagle River and the Investors.

As a result of the combined voting power of Sprint, Eagle River and the Investors and the Equityholders’ Agreement, we rely on exemptions from certain NASDAQ corporate governance standards. Under the NASDAQ Marketplace Rules, a company of which more than 50% of the voting power is held by a single person or a group of people is a “controlled company” and may elect not to comply with certain NASDAQ corporate governance requirements, including the requirements that:

•	a majority of the board of directors consist of independent directors;

•	the compensation of officers be determined, or recommended to the board of directors for determination, by a majority of the independent directors or a compensation committee comprised solely of independent directors; and

•	director nominees be selected, or recommended to the board of directors for its selection, by a majority of the independent directors or a nominating committee comprised solely of independent directors with a written charter or board resolution addressing the nomination process.

Unless we choose to no longer rely on these exemptions in the future, you will not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements. The corporate opportunity provisions in the Clearwire Charter could enable certain of our stockholders to benefit from corporate opportunities that might otherwise be available to us.

The Clearwire Charter contains provisions related to corporate opportunities that may be of interest to both Clearwire and certain of our stockholders, including Sprint, Eagle River and the Investors, who are referred to in the Clearwire Charter as the Founding Stockholders. These provisions provide that unless a director is an employee of Clearwire, such person does not have a duty to present to Clearwire a corporate opportunity of which he or she becomes aware, except where the corporate opportunity is expressly offered to such person in his or her capacity as a director of Clearwire.

In addition, the Clearwire Charter expressly provides that our Founding Stockholders may, and have no duty not to, engage in any businesses that are similar to or competitive with that of Clearwire, do business with our competitors, customers and suppliers, and employ Clearwire’s employees or officers. The Founding Stockholders or their affiliates may deploy competing wireless broadband networks or purchase broadband services from other providers. Further, we may also compete with the Founding Stockholders or their affiliates in the area of employee recruiting and retention. These potential conflicts of interest could have a material adverse effect on our business, financial condition, results of operations or prospects if attractive corporate opportunities are allocated by the Founding Stockholders to themselves or their other affiliates or we lose key personnel to them. For a more complete description of the terms of the Clearwire Charter, see the section titled “Description of Capital Stock” beginning on page 15 of this prospectus.

The market price of our Class A Common Stock has been and may continue to be volatile.

The trading price of our Class A Common Stock could be subject to significant fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•	quarterly variations in our results of operations or those of our competitors, either alone or in comparison to analysts’ expectations;

•	announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

•	announcements by us regarding the entering into, or termination of, material transactions;

•	disruption to our operations or those of other companies critical to our network operations;

•	the emergence of new competitors or new technologies;

•	market perceptions relating to the deployment of mobile WiMAX networks by other operators;

•	our ability to develop and market new and enhanced products on a timely basis;

•	seasonal or other variations in our subscriber base;

•	commencement of, or our involvement in, litigation;

•	availability of additional spectrum;

•	dilutive issuances of our stock or the stock of our subsidiaries, including on the exercise of outstanding warrants and options, or the incurrence of additional debt;

•	changes in our board or management;

•	adoption of new accounting standards;

•	Sprint’s performance, which may have an effect on the market price of the Class A Common Stock even though we are a separate, stand-alone company;

•	changes in governmental regulations or the status of our regulatory approvals;

•	changes in earnings estimates or recommendations by securities analysts;

•	announcements regarding mobile WiMAX and other technical standards;

•	the availability or perceived availability of additional capital and market perceptions relating to our access to such capital; and

•	general economic conditions and slow or negative growth of related markets.

In addition, the stock market in general, and the market for shares of technology companies in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. We believe the price of our Class A Common Stock may be subject to continued volatility. In addition, in the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation or stockholder derivative suits have often been instituted against those companies. Such litigation, if instituted against us, could result in substantial costs and divert our management’s attention and resources.

USE OF PROCEEDS

All of the shares of Class A Common Stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO
NON-UNITED STATES HOLDERS

The following is a summary of material United States federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-United States holder that purchases shares of our common stock in this offering. For purposes of this summary, a “non-United States holder” means a beneficial owner of our common stock that is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation (or an entity treated as a foreign corporation for United States federal income tax purposes); or

•	a foreign estate or foreign trust.

In the case of a holder that is classified as a partnership for United States federal income tax purposes, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership holding our common stock, then you should consult your own tax advisor.

This summary is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary. We have not sought and do not plan to seek any ruling from the United States Internal Revenue Service, which we refer to as the IRS, with respect to statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

This summary does not address all aspects of United States federal income taxes that may be relevant to non-United States holders in light of their personal circumstances, and does not deal with federal taxes other than the United States federal income tax or with state, local or non-United States tax considerations. Special rules, not discussed here, may apply to certain non-United States holders, including:

•	United States expatriates;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid United States federal income tax; and

•	investors in pass-through entities that are subject to special treatment under the Code.

Such non-United States holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

This summary applies only to a non-United States holder that holds our common stock as a capital asset (within the meaning of Section 1221 of the Code), and assumes that no item of income or gain in respect of the common stock at any time will be effectively connected with a United States trade or business conducted by the non-United States holder.

If you are considering the purchase of our common stock, then you should consult your own tax advisor concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under United States tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Dividends

We do not currently anticipate paying dividends. In the event that we do make a distribution of cash or property with respect to our common stock, any such distribution will be treated as a dividend for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under United States federal income tax principles). Dividends paid to you generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If the amount of a distribution paid on our common stock exceeds our current and accumulated earnings and profits, such excess will be allocated ratably among each share of common stock with respect to which the distribution is paid and treated first as a tax-free return of capital to the extent of your adjusted tax basis in each such share, and thereafter as capital gain from a sale or other disposition of such share of common stock that is taxed to you as described below under the heading “— Gain on Disposition of Common Stock”.

If you wish to claim the benefit of an applicable treaty rate to avoid or reduce withholding of United States federal income tax for dividends, then you must (a) provide the withholding agent with a properly completed IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that you are not a United States person and are eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-United States holders that act as intermediaries (including partnerships).

If you are eligible for a reduced rate of United States federal income tax pursuant to an income tax treaty, then you may obtain a refund of any excess amounts withheld by filing timely an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

You generally will not be subject to United States federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•	if you are an individual, you are present in the United States for 183 days or more in the taxable year of the sale or other taxable disposition, and you have a “tax home” (as defined in the Code) in the United States; or

•	we are or have been during a specified testing period a “United States real property holding corporation” for United States federal income tax purposes, and certain other conditions are met.

We believe that we have not been and are not, and we do not anticipate becoming, a “United States real property holding corporation” for United States federal income tax purposes.

Information Reporting and Backup Withholding Tax

We must report annually to the IRS and to you the amount of dividends paid to you and the amount of tax, if any, withheld with respect to such dividends. The IRS may make this information available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding tax (currently at a rate of 28%) with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a United States person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•	If the proceeds are paid to or through the United States office of a broker, the proceeds generally will be subject to backup withholding tax and information reporting, unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a United States person or you otherwise establish an exemption.

•	If the proceeds are paid to or through a non-United States office of a broker that is not a United States person and is not a foreign person with certain specified United States connections (a “United States-related person”), information reporting and backup withholding tax generally will not apply.

•	If the proceeds are paid to or through a non-United States office of a broker that is a United States person or a United States-related person, the proceeds generally will be subject to information reporting (but not to backup withholding tax), unless you certify under penalties of perjury (usually on IRS Form W-8BEN) that you are not a United States person or you otherwise establish an exemption.

Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is timely furnished by you to the IRS.

Recent Developments Potentially Impacting Taxation of Non-United States Holders

Congress is currently considering legislation that, if enacted, would materially change the requirements necessary to obtain an exemption from United States withholding tax, particularly for instruments held through a foreign financial institution or other foreign intermediary. At this time it is impossible to predict whether this legislation will be enacted, and, if enacted, its form. Non-United States Holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in tour common stock.

THE SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. POTENTIAL PURCHASERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSIDERATIONS OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to the Clearwire Charter, the Clearwire Bylaws and the provisions of applicable law. The Clearwire Charter and the Clearwire Bylaws are incorporated by reference into the registration statement, of which this prospectus is a part.

Authorized Capital Stock

Under the Clearwire Charter, Clearwire has the authority to issue 2.5 billion shares of stock, initially consisting of 1.5 billion shares of Class A Common Stock, 1.0 billion shares of Class B Common Stock and 15 million shares of preferred stock, par value $0.0001 per share. As of December 14, 2009, there were 196,766,715 shares of Class A Common Stock, 734,238,872 shares of Class B Common Stock and no shares of preferred stock outstanding, after giving effect to the shares issued in the Second Investment Closing.

Subject to adjustment and to applicable lockup periods, holders of Class B Common Stock are entitled to exchange one share of Class B Common Stock, together with one Clearwire Communications Class B Common Interest, for one share of Class A Common Stock.

Clearwire Common Stock

Clearwire Common Stock Outstanding

The shares of Class A Common Stock and Class B Common Stock issued are duly authorized, validly issued, fully paid and non-assessable. The rights, preferences and privileges of holders of Class A Common Stock and Class B Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Clearwire preferred stock which Clearwire may designate and issue in the future.

To the greatest extent permitted by applicable Delaware law, the shares of Class A Common Stock are uncertificated, and transfer will be reflected by book-entry, unless a physical certificate is requested by a holder.

Voting Rights

Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock held. Holders of Class B Common Stock are entitled to one vote for each share of Class B Common Stock held. Holders of Class A Common Stock and Class B Common Stock vote together as a single class on each matter submitted to a stockholder vote. Holders of Class A Common Stock and Class B Common Stock, as the case may be, have no voting power with respect to, and are not be entitled to vote on, any amendment to the Clearwire Charter that relates solely to the terms of one or more outstanding classes or series of Common Stock (other than the respective class or classes held by such holder) or preferred stock if the holders of the class or series affected by such amendment are entitled to vote on such terms, either separately or together with the holders of one or more other classes or series.

The Clearwire Bylaws provide that unless provided otherwise in the Clearwire Bylaws, the Clearwire Charter, the Equityholders’ Agreement or under applicable laws or rules, any corporate action that requires stockholder approval must be authorized by a majority of the votes cast by the stockholders entitled to vote and present in person or by proxy at a meeting duly called and held at which a quorum is present; provided that where a separate vote of a class or classes is required, corporate action to be taken by such class or classes must be authorized by a majority of the votes cast by such class or classes. The Clearwire Bylaws provide that our stockholders may only adopt, amend, alter or repeal the Clearwire Bylaws by an affirmative vote of not less than 50% of the voting power of all outstanding shares of Clearwire stock entitled to vote generally at an election of directors, voting together as a single class. Further, the Clearwire Bylaws also provide that, subject to the Clearwire Charter and agreements entered into by our stockholders (including the Equityholders’ Agreement), the board of directors may adopt, amend, alter or repeal the Clearwire Bylaws.

The Clearwire Charter may be amended by the affirmative vote of the holders of a majority of the voting rights of all classes of capital stock of Clearwire entitled to vote. However, the Clearwire Charter provides that, in order to amend or repeal certain sections of the Clearwire Charter, including the sections covering supermajority approval of certain transactions constituting a change of control of Clearwire or Clearwire Communications and corporate opportunities and certain stockholder transactions, the approval of the holders of at least 75% of all of the then- outstanding shares of capital stock of Clearwire entitled to vote in the election of directors will be required. In addition, to amend the provision of the Clearwire Charter covering the exchange of Class B Common Stock and Clearwire Communications Class B Common Interests for Class A Common Stock, the approval of the holders of at least 75% in voting power of Class B Common Stock are required.

Further, the Equityholders’ Agreement provides that any amendment to the Clearwire Charter or the Clearwire Bylaws requires the approval of Sprint, Intel and the Strategic Investors as a group and in certain circumstances also requires the approval of Eagle River.

Dividend Rights

Only the holders of Class A Common Stock are entitled to receive dividends, if any, payable in cash or property, as may be declared by the Company’s board of directors out of funds legally available for the payment of dividends, subject to any preferential dividend rights of any outstanding Clearwire preferred stock and the restrictions set forth in the Delaware General Corporation Law, which we refer to as the DGCL.

Liquidation Rights

On the consolidation, merger, recapitalization, reorganization or similar event or liquidation, dissolution or winding up of Clearwire, the holders of Class A Common Stock and Class B Common Stock will be entitled to share pari passu in the net assets of Clearwire available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Clearwire preferred stock up to their per share par value amounts and subject to the structurally prior rights of equityholders of Clearwire Communications as set forth in the Operating Agreement. After all Class A Common Stock and Class B Common Stock holders have received their per share par value amounts, the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining net assets ratably in proportion to each holder’s respective number of shares of Class A Common Stock.

Preemptive Rights

Under the Clearwire Charter, the holders of Class A Common Stock and Class B Common Stock have no preemptive rights except as set forth in the Equityholders’ Agreement. The Equityholders’ Agreement provides that if Clearwire proposes to issue any securities, other than in certain issuances, each Equityholder has the right to purchase its pro rata share of such securities, based on such holder’s voting power in Clearwire before such issuance.

Exchange Rights

Under the Clearwire Charter and subject to restrictions imposed in the Operating Agreement, the holders of Class B Common Stock are entitled to exchange one share of Class B Common Stock and one Clearwire Communications Class B Common Interest for one share of Class A Common Stock.

Use of Certain Proceeds

Pursuant to the Clearwire Charter, except to the extent that our board of directors has approved the expansion of our business activities to include other business activities, and has approved the funding of any such other business activities out of net proceeds from the issuance of equity securities in accordance with the Equityholders’ Agreement, the net proceeds from any issuance of Clearwire equity securities will be contributed to Clearwire Communications. In addition, except to the extent that our board of directors has approved the expansion of our business activities to include other business activities, and has approved the funding of any such other business activities out of net proceeds of any indebtedness issued or incurred by Clearwire, Clearwire, to the extent permitted by law and subject to restrictions imposed under the Operating Agreement, is required to lend the net proceeds to Clearwire Communications on substantially the same terms and conditions as the indebtedness issued or incurred by Clearwire.

Change in Control Provisions

Under the Clearwire Charter, approval of the holders of at least 75% of all of the outstanding shares of capital stock of Clearwire entitled to vote in the election of directors, voting together as a single class, is required to approve: (1) any merger, consolidation, share exchange or similar transaction involving Clearwire or Clearwire Communications, that upon completion, would constitute a change of control of Clearwire or Clearwire Communications, respectively, (2) the issuance of capital stock of Clearwire or of Clearwire Communications that, upon completion, would constitute a change of control of Clearwire or Clearwire Communications, respectively and (3) any sale or other disposition of all or substantially all of the assets of Clearwire or Clearwire Communications.

In addition, the Equityholders’ Agreement provides that the approval of Sprint, Intel and the Strategic Investors as a group (for so long as each maintains certain minimum ownership interests in Clearwire) is required for any restructuring or reorganization of Clearwire (excluding certain financings in the ordinary course of business), any bankruptcy of Clearwire or its subsidiaries, or any liquidation, dissolution or winding up of Clearwire or Clearwire Communications. In addition, the approval of at least ten directors (or, if there are fewer than ten directors, then all of the directors) on our board of directors will be required before any change of control transaction.

Transfer Restrictions

Under the Clearwire Charter, one share of Class B Common Stock may only be transferred in exchange for one share of Class A Common Stock when exchanged in combination with one Clearwire Communications Class B Common Interest. Following the exchange, the shares of Class B Common Stock surrendered in the exchange will be retired, will cease to be outstanding, and may not be reissued. Under the Equityholders’ Agreement, if any shares of Class B Common Stock or Clearwire Communications Class B Common Interests are transferred without also transferring to the same transferee an identical number of Clearwire Communications Class B Common Interests or shares of Class B Common Stock, respectively, then the transferred shares of Class B Common Stock or the shares of Class B Common Stock corresponding to those transferred Clearwire Communications Class B Common Interests, as applicable, will be redeemed by Clearwire for par value.

Further, under the Clearwire Charter, if a holder of Common Stock acquires additional shares, or is otherwise attributed with ownership of such shares, that would cause Clearwire to violate any requirement of the federal communications laws regarding foreign ownership, then we may, at the option of its board of directors, redeem from the holder a sufficient number of shares to eliminate the violation, at a market price determined in accordance with the Clearwire Charter.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

Under the Clearwire Charter, we have elected to opt out of Section 203 of the DGCL, and are therefore not subject to Section 203.

Preferred Stock

Preferred Stock Outstanding

No shares of Clearwire preferred stock are issued and outstanding.

Blank Check Preferred Stock

Under the Clearwire Charter, our board of directors has the authority to issue preferred stock in one or more classes or series, and to fix for each class or series the voting powers and the distinctive designations, preferences and relative, participation, optional or other special rights and such qualifications, limitations or restrictions, as may be stated and expressed in the resolution or resolutions adopted by our board of directors providing for the issuance of such class or series as may be permitted by the DGCL, including dividend rates, conversion rights, terms of redemption and liquidation preferences and the number of shares constituting each such class or series, without any further vote or action by our stockholders.

Corporate Opportunities and Transactions with Founding Stockholders

In recognition that directors, officers, stockholders, members, managers or employees of any Founding Stockholder (as such term is defined in the Clearwire Charter) may engage in similar activities or lines of business to those of Clearwire, the Clearwire Charter provides for the allocation of certain corporate opportunities between Clearwire and the Founding Stockholders. Specifically, none of the Founding Stockholders have any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business to those of Clearwire, competing against Clearwire, doing business with any competitor, customer or supplier of Clearwire or employing any officer or employee of Clearwire. In the event that a Founding Stockholder acquires knowledge of a potential transaction or matter which may be a corporate opportunity for it and Clearwire, Clearwire will not have any expectancy in such corporate opportunity, and such Founding Stockholder will not have any duty to communicate or offer such corporate opportunity to Clearwire and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if any director, officer, member, manager or employee of any Founding Stockholder acquires knowledge, in his capacity as a director, board observer or officer of Clearwire, of a potential transaction or matter which may be a corporate opportunity for Clearwire and a Founding Stockholder, Clearwire will not have any expectancy in such corporate opportunity as long as the Founding Stockholder also learns of or develops such opportunity independently.

The Clearwire Charter provides that any of our directors or officers who also serves as a director, officer or employee of a Founding Stockholder and who acquires knowledge of a potential transaction that may be a corporate opportunity of Clearwire and the Founding Stockholder (1) will have fully satisfied and fulfilled his or her fiduciary duty to Clearwire and its stockholders with respect to such transaction; (2) will not be obligated to communicate information regarding the corporate opportunity to Clearwire or the Founding Stockholder; (3) will be presumed to have acted in good faith and in a manner reasonably believed to be in the best interests of Clearwire; and (4) will not be deemed to have breached any duty of loyalty to Clearwire or its stockholders and not to have derived improper benefit therefrom, if the corporate opportunity is offered or disclosed in accordance with the policy set forth in the Clearwire Charter. Such policy states, in general, that unless a director is an employee of Clearwire, such person will not have a duty to present to Clearwire a corporate opportunity of which he or she becomes aware, except where the corporate opportunity is expressly offered to such person primarily in his or her capacity as a director of Clearwire.

By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of the Clearwire Charter. Any amendment to the foregoing provisions of the Clearwire Charter requires the affirmative vote of at least 75% of the voting power of all of the then-outstanding shares of Clearwire capital stock.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for our Class A Common Stock.

Listing of Our Common Stock

Our Class A Common Stock is listed on NASDAQ under the trading symbol “CLWR.”

SELLING STOCKHOLDERS

In connection with the Transactions, we entered into the Registration Rights Agreement with the selling stockholders. Pursuant to the Registration Rights Agreement, we agreed, among other things, to file a shelf registration statement covering the resale on a delayed or continuous basis of the Class A Common Stock held by the selling stockholders, including Class A Common Stock issuable upon conversion or exchange of other securities of the Company. This prospectus covers 836,240,261 shares of our Class A Common Stock, including 734,238,872 shares issuable upon the conversion of Class B Common Stock together with Clearwire Communications Class B Common Interests (as described in “Description of Capital Stock”), that may be offered for resale by the selling stockholders named in this prospectus and/or in an accompanying prospectus supplement and the persons to whom the selling stockholders may transfer their shares and validly assign their rights under the Registration Rights Agreement.

In connection with the Transactions, each of the selling stockholders entered into various commercial and other agreements with the Company. For further information, see the section entitled “Certain Relationships and Related Transactions” of the Information Statement on Schedule 14C filed by the Company on November 30, 2009, and incorporated by reference herein.

The following table sets forth information with respect to certain of the selling stockholders and the shares of our Class A Common Stock beneficially owned by such selling stockholders as of December 14, 2009, after giving effect to the shares issued in the Second Investment Closing, that may from time to time be offered or sold pursuant to this prospectus. These shares do not include shares to be issued in the Third Investment Closing, which has not yet occurred and which remains subject to the satisfaction of applicable closing conditions, and excludes any shares that may be issued in respect of Over-Allotment Fees pursuant to the Third Investment Closing. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth in supplements to this prospectus or a post-effective amendment to the registration statement to which this prospectus relates if and when necessary. The selling stockholders may offer all, some or none of their shares of Class A Common Stock. We cannot advise you as to whether the selling stockholders will in fact sell any or all of such shares of Class A Common Stock.

The respective ownership percentages of the selling stockholders set forth below may change as a result of the rights offering. In addition, the selling stockholders listed in the table below may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provide the information set forth in the table below.

				Shares of Class A	% of Outstanding
	Shares of			Common Stock	Class A Common
	Class A	% of Class A		Beneficially	Stock Beneficially
	Common Stock	Common Stock	Shares of	Owned After	Owned
	Beneficially	Beneficially	Class A	Sale of All	After Sale of
	Owned	Owned	Common Stock	Shares	All Shares That
	Prior to the	Prior to the	That May be	That May be	May be Offered
	Offering	Offering(1)	Offered Hereby	Offered Hereby	Hereby(1)

Sprint HoldCo LLC(2)	524,732,533	72.73%	524,732,533	0	0%
Intel Capital (Cayman) Corporation(3)	3,333,333	1.69%	3,333,333	0	0%
Intel Capital Corporation(4)	33,333,333	16.94%	33,333,333	0	0%
Intel Capital Wireless Investment Corporation 2008A(5)	21,784,940	9.97%	21,784,940	0	0%
Intel Capital Wireless Investment Corporation 2008B(6)	21,784,940	9.97%	21,784,940	0	0%
Intel Capital Wireless Investment Corporation 2008C(7)	21,784,940	9.97%	21,784,940	0	0%
Comcast Wireless Investment I, Inc.(8)	12,352,941	5.91%	12,352,941	0	0%
Comcast Wireless Investment II, Inc.(9)	12,352,941	5.91%	12,352,941	0	0%
Comcast Wireless Investment III, Inc.(10)	12,352,941	5.91%	12,352,941	0	0%
Comcast Wireless Investment IV, Inc.(11)	12,352,941	5.91%	12,352,941	0	0%
Comcast Wireless Investment V, Inc.(12)	12,352,941	5.91%	12,352,941	0	0%
Comcast Wireless Investment VI, Inc.(13)	25,602,657	11.51%	25,602,657	0	0%

				Shares of Class A	% of Outstanding
	Shares of			Common Stock	Class A Common
	Class A	% of Class A		Beneficially	Stock Beneficially
	Common Stock	Common Stock	Shares of	Owned After	Owned
	Beneficially	Beneficially	Class A	Sale of All	After Sale of
	Owned	Owned	Common Stock	Shares	All Shares That
	Prior to the	Prior to the	That May be	That May be	May be Offered
	Offering	Offering(1)	Offered Hereby	Offered Hereby	Hereby(1)

Eagle River Holdings, LLC(14)	39,523,807	19.73%	38,535,474	988,333	*
Google Inc.(15)	29,411,765	14.95%	29,411,765	0	0%
TWC Wireless Holdings I LLC(16)	15,269,133	7.20%	15,269,133	0	0%
TWC Wireless Holdings II LLC(17)	15,269,133	7.20%	15,269,133	0	0%
TWC Wireless Holdings III LLC(18)	15,269,132	7.20%	15,269,132	0	0%
BHN Spectrum Investments, LLC(19)	8,364,243	4.08%	8,364,243	0	0%

*	Less than 1%.

(1)	Shares of Class A Common Stock beneficially owned and the respective percentages of beneficial ownership of Class A Common Stock assumes the conversion of all shares of Class B Common Stock beneficially owned by such person or entity into Class A Common Stock, and the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of December 14, 2009. Shares issuable pursuant to the conversion of Class B Common Stock or the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares of Class B Common Stock, options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The respective percentages of beneficial ownership of Class A Common Stock beneficially owned is based on 196,766,715 shares of Class A Common Stock and 734,238,872 shares of Class B Common Stock outstanding as of December 14, 2009, after giving effect to the shares issued in the Second Investment Closing.

(2)	Includes shares issuable upon the conversion of 524,732,533 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Sprint. The address of such stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251

(3)	This selling stockholder is controlled by Intel Corporation. The address of such stockholder is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.

(4)	This selling stockholder is controlled by Intel Corporation. The address of such stockholder is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.

(5)	Includes shares issuable upon the conversion of 21,784,940 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Intel Corporation. The address of such stockholder is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.

(6)	Includes shares issuable upon the conversion of 21,784,940 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Intel Corporation. The address of such stockholder is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.

(7)	Includes shares issuable upon the conversion of 21,784,940 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Intel Corporation. The address of such stockholder is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.

(8)	Includes shares issuable upon the conversion of 12,352,941 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.

(9)	Includes shares issuable upon the conversion of 12,352,941 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.

(10)	Includes shares issuable upon the conversion of 12,352,941 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.

(11)	Includes shares issuable upon the conversion of 12,352,941 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.

(12)	Includes shares issuable upon the conversion of 12,352,941 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.

(13)	Includes shares issuable upon the conversion of 25,602,657 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Comcast Corporation. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.

(14)	Includes 35,922,958 shares of Class A Common Stock, shares issuable upon the conversion of 2,612,516 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests and 988,333 shares of Class A Common Stock issuable on exercise of warrants. Eagle River is controlled by our Chairman, Craig Mc Caw. The manager of Eagle River is Eagle River, Inc., an entity controlled by and wholly-owned by Mr. McCaw. The address of such stockholder is 2300 Carillon Point, Kirkland, Washington 98033.

(15)	Includes 29,411,765 shares of Class A Common Stock. The address of such stockholder is 1600 Amphitheatre Parkway, Mountain View, California 94043.

(16)	Includes shares issuable upon the conversion of 15,269,133 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Time Warner Cable Inc. The address of such stockholder is 60 Columbus Circle, New York, New York 10023.

(17)	Includes shares issuable upon the conversion of 15,269,133 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Time Warner Cable Inc. The address of such stockholder is 60 Columbus Circle, New York, New York 10023.

(18)	Includes shares issuable upon the conversion of 15,269,132 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. This selling stockholder is controlled by Time Warner Cable Inc. The address of such stockholder is 60 Columbus Circle, New York, New York 10023.

(19)	Includes shares issuable upon the conversion of 8,364,243 shares of Class B Common Stock, together with the same number of Clearwire Communications Class B Common Interests. BHN Spectrum Investments, LLC is a subsidiary or affiliate of Bright House Networks.

PLAN OF DISTRIBUTION

We are registering the shares of Class A Common Stock held by the selling stockholders or issuable upon conversion of Class B Common Stock and Clearwire Communications Class B Common Interests held by the selling stockholders (as described in “Description of Capital Stock”), to permit the resale of these shares by the selling stockholders from time to time after the date of this prospectus.

The selling stockholders and any of their respective permitted transferees (as provided in the Registration Rights Agreement) and successors-in-interest may sell all or a portion of the shares of Class A Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The shares of Class A Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions,

•	on NASDAQ, on which the shares of Class A Common Stock are listed;

•	in the over-the-counter market;

•	otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

If the selling stockholders effect such transactions by selling shares of Class A Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Class A Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

The selling stockholders may from time to time enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Class A Common Stock covered by this prospectus short pursuant to this prospectus and deliver shares of Class A Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also engage in derivatives transactions relating to the shares of Class A Common Stock and may sell or deliver shares in connection with those transactions subject to applicable law.

Any broker-dealer participating in the distribution of the shares of Class A Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A Common Stock covered by this prospectus is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Class A Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Class A Common Stock covered by this prospectus may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states such shares of Class A Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Class A Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A Common Stock to engage in market-making activities with respect to the shares of Class A Common Stock. All of the foregoing may affect the marketability of the shares of Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to shares of Class A Common Stock.

We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Class A Common Stock. Subject to certain limitations set forth in the Registration Rights Agreement, we will pay all fees and expenses incident to our registration of the shares of Class A Common Stock pursuant to the Registration Rights Agreement, estimated to be $550,672.82 in total; provided, however, that a selling stockholder will pay all transfer taxes and brokerage and underwriting discounts and selling commissions, if any, attributable to the shares being sold by such selling stockholder. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement, or we may be entitled to contribution.

EXPERTS

The consolidated financial statements of (1) Clearwire Corporation as of December 31, 2008, and for the year then ended and (2) Old Clearwire as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing and included in the (1) Current Report on Form 8-K filed on May 18, 2009 and (2) Annual Report on Form 10-K of Clearwire Corporation for the year ended December 31, 2008 (which reports express unqualified opinions on the financial statements and include explanatory paragraphs regarding the (1) business combination between Clearwire Corporation and the WiMAX Operations of Sprint Nextel Corporation in 2008 and the retrospective adjustments related to the adoption of Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, and (2) Old Clearwire’s 2007 change in accounting for stock-based compensation upon adoption of Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the WiMAX Operations of Sprint Nextel Corporation as of and for the year ended December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the validity of the Class A Common Stock offered in connection with this offering will be passed on for us by Kirkland & Ellis LLP, New York, New York.

Benjamin G. Wolff, our Co-Chairman, was a lawyer at Davis Wright Tremaine LLP from August 1994 until April 2004. Mr. Wolff’s spouse is a partner with Davis Wright Tremaine LLP. Davis Wright Tremaine LLP has rendered substantial legal services to Old Clearwire and us. Davis Wright Tremaine LLP continues to provide legal services to us, including services in connection with the Transactions.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC our Class A Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our Class A Common Stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K).

•	Our Annual Report on Form 10-K for the year ended December 31, 2008, as amended;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009;

•	Our Current Reports on Form 8-K filed on April 3, 2009, April 6, 2009, May 13, 2009, May 19, 2009, September 3, 2009, September 11, 2009, November 10, 2009, November 16, 2009, November 19, 2009, November 25, 2009, December 1, 2009, December 9, 2009 and December 15, 2009; and

•	Our Definitive Information Statement on Schedule 14C filed on November 30, 2009.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein)after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Definitive Information Statement on Schedule 14C and amendments to those reports, are available free of charge on our website (www.clearwire.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Clearwire Corporation
4400 Carillon Point
Kirkland, Washington 98033
Attention: Investor Relations
Telephone: (425) 216-7600

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

CLEARWIRE HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT

THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE SALE OF OUR COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

ALL INFORMATION CONTAINED IN THIS PROSPECTUS WITH RESPECT TO SPRINT AND ITS SUBSIDIARIES AND ASSETS HAS BEEN PROVIDED BY SPRINT. ALL INFORMATION CONTAINED IN THIS PROSPECTUS WITH RESPECT TO ANY INVESTOR AND ITS SUBSIDIARIES AND ASSETS HAS BEEN PROVIDED BY SUCH INVESTOR. CLEARWIRE DOES NOT WARRANT THE ACCURACY OF THE INFORMATION PROVIDED BY SPRINT OR ANY INVESTOR.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$400,672.82
Legal fees and expenses	100,000.00
Accounting fees and expenses	15,000.00
Printing fees and expenses	25,000.00
Miscellaneous expenses	10,000.00

Total	$550,672.82

Item 15.	Indemnification of Directors and Officers

We have agreed to indemnify our officers and directors pursuant to the terms of the Clearwire Charter, which provides for indemnification of our directors and executive officers who have not otherwise entered into an indemnification agreement with us. The Clearwire Charter allows us to indemnify our officers and directors to the fullest extent permitted by the DGCL or other applicable law. It also contains provisions that provide for the indemnification of directors of Clearwire for third party actions and actions by or in the right of Clearwire that mirror Section 145 of the DGCL.

In addition, the Clearwire Charter states that we shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of Clearwire, or is or was serving at the request of Clearwire as a director, officer, employee, partner, trustee, manager, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, nonprofit entity or other enterprise, including service with respect to an employee benefit plan, against any liability asserted against such person or reasonably incurred by such person (or their heirs, executors or administrators), in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not we would have the power to indemnify such person against such liability under the DGCL. We, however, shall not be required to indemnify, nor pay expenses incurred to, any such person, in connection with any proceeding initiated by such person, unless the commencement of the proceeding by such person was authorized by our board of directors. If a claim for indemnification or advancement of expenses is not paid in full by us within thirty (30) calendar days after a written claim by any such person has been received by us, such person may bring suit against us to recover the unpaid amount of the claims, and, if successful in whole or in part, the expenses of prosecuting the claim.

Any person serving as a director, officer, employee or agent of Clearwire Communications or another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned directly or indirectly by Clearwire will be conclusively presumed to be serving in such capacity at the request of Clearwire.

We have and intend to maintain director and officer liability insurance, if available on reasonable terms. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We are organized under the laws of the State of Delaware. Section 145 of the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

In addition, on December 4, 2008, we entered into an indemnification agreement with each of our directors and executive officers then in office, which we refer to as the Indemnification Agreement. Under the Indemnification Agreement, we have agreed to indemnify each director and executive officer against liability arising out of the individual’s performance of his or her duties to Clearwire. The Indemnification Agreement provides indemnification in addition to the indemnification provided by the Clearwire Charter, the Clearwire Bylaws and applicable law. Among other things, the Indemnification Agreement indemnifies each director and executive officer for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by the director or executive officer from any claims relating to any event or occurrence arising out of or in connection with the director’s or executive officer’s service to us or to any other entity to which the director or executive officer provides services at our request. Further, we have agreed to advance expenses the director or executive officer may spend as a result of any proceeding against the director or executive officer as to which such individual could be indemnified. Notwithstanding the other provisions of the Indemnification Agreement, we are not obligated to indemnify the director or executive officer: (i) for claims initiated by the director or executive officer, (ii) for claims relating to payment of profits in violation of Section 16(b) of the Exchange Act, (iii) if a final court decision determines that such indemnification is not lawful, and (iv) if the director or executive officer did not act in good faith or the best interest of Clearwire, engaged in unlawful conduct, or is adjudged to be liable to Clearwire.

Item 16.	Exhibits

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kirkland, state of Washington, on December 21, 2009.

CLEARWIRE CORPORATION

/s/  Erik E. Prusch
Erik E. Prusch

Chief Financial Officer

POWER OF ATTORNEY

Except for Dennis S. Hersch, Frank Ianna and Theodore H. Schell, each person whose signature appears below constitutes and appoints William T. Morrow, Erik E. Prusch and Broady R. Hodder, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including posteffective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William T. Morrow William T. Morrow	Chief Executive Officer and Director (Principal Executive Officer)	December 21, 2009

/s/ Erik E. Prusch Erik E. Prusch	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 21, 2009

/s/ Craig O. McCaw Craig O. McCaw	Director	December 21, 2009

/s/ Daniel R. Hesse Daniel R. Hesse	Director	December 21, 2009

/s/ Keith O. Cowan Keith O. Cowan	Director	December 21, 2009

/s/ John W. Stanton John W. Stanton	Director	December 21, 2009

S-1

Signature	Title	Date

/s/ Dennis S. Hersch Dennis S. Hersch	Director	December 21, 2009

/s/ Peter L.S. Currie Peter L.S. Currie	Director	December 21, 2009

/s/ Jose A. Collazo Jose A. Collazo	Director	December 21, 2009

/s/ Frank Ianna Frank Ianna	Director	December 21, 2009

/s/ Sean Maloney Sean Maloney	Director	December 21, 2009

/s/ Steve Elfman Steve Elfman	Director	December 21, 2009

/s/ Theodore H. Schell Theodore H. Schell	Director	December 21, 2009

/s/ Brian P. McAndrews Brian P. McAndrews	Director	December 21, 2009

S-2

EXHIBIT INDEX

2.1		Transaction Agreement and Plan of Merger dated May 7, 2008, among Clearwire Corporation, Sprint Nextel Corporation, Comcast Corporation, Time Warner Cable Inc., Bright House Networks, LLC, Google Inc. and Intel Corporation (Incorporated herein by reference to Exhibit 2.1 to Clearwire Corporation’s Registration Statement on Form S-4 originally filed August 22, 2008).
2.2		Amendment No. 1 to the Transaction Agreement and Plan of Merger, dated November 21, 2008, as amended, among Clearwire Corporation, Sprint Nextel Corporation, Intel Corporation, Google Inc., Comcast Corporation, Time Warner Cable Inc. and Bright House Networks, LLC (Incorporated herein by reference to Exhibit 2.1 to Clearwire Corporation’s Current Report on Form 8-K filed December 1, 2008).
4.1		Equityholders’ Agreement, dated November 28, 2008, among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2009A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., Google Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, and BHN Spectrum Investments, LLC (Incorporated herein by reference to Exhibit 4.1 to Clearwire Corporation’s Current Report on Form 8-K filed December 1, 2008).
4.2		Registration Rights Agreement, dated November 28, 2008, among Clearwire Corporation, Sprint HoldCo, LLC, Eagle River Holdings, LLC, Intel Capital Wireless Investment Corporation 2009A, Intel Capital Wireless Investment Corporation 2008B, Intel Capital Wireless Investment Corporation 2008C, Intel Capital Corporation, Intel Capital (Cayman) Corporation, Middlefield Ventures, Inc., Comcast Wireless Investment I, Inc., Comcast Wireless Investment II, Inc., Comcast Wireless Investment III, Inc., Comcast Wireless Investment IV, Inc., Comcast Wireless Investment V, Inc., Google Inc., TWC Wireless Holdings I LLC, TWC Wireless Holdings II LLC, TWC Wireless Holdings III LLC, and BHN Spectrum Investments, LLC (Incorporated herein by reference to Exhibit 4.2 to Clearwire Corporation’s Current Report on Form 8-K filed December 1, 2008).
4.3		Stock certificate for Clearwire Corporation Class A Common Stock (Incorporated herein by reference to Exhibit 4.2 to Clearwire Corporation’s Annual Report on Form 10-K filed March 26, 2009).
5	.1†	Legal Opinion of Kirkland & Ellis LLP.
23	.1†	Consent of Deloitte & Touche LLP.
23	.2†	Consent of KPMG LLP.
23	.3†	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24	.1†	Power of Attorney of certain executive officers and directors (included on the signature page).
24	.2†	Power of Attorney of Dennis S. Hersch.
24	.3†	Power of Attorney of Frank Ianna.
24	.4†	Power of Attorney of Theodore H. Schell.
99.1		2007 Clearwire Corporation financial statements and footnotes (Incorporated herein by reference to Exhibit 99.1 to Clearwire Corporation’s Annual Report on Form 10-K filed March 26, 2009).

†	Filed herewith.